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                                                                      EXHIBIT 3


                      SPECIALTY CHEMICAL RESOURCES, INC.
                      ----------------------------------


  CERTIFICATE OF POWERS, DESIGNATIONS, PREFERENCES AND RIGHTS, PROVIDING FOR AN ISSUE OF 3,500 SHARES OF CUMULATIVE CONVERTIBLE PREFERRED STOCK, $.01 PAR VALUE, DESIGNATED "CUMULATIVE CONVERTIBLE PREFERRED STOCK"


  We, Edwin M. Roth, President, and George Aronoff, Secretary, of Specialty Chemical Resources, Inc., (hereinafter referred as the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 thereof, do hereby certify:

  That pursuant to authority conferred upon the Board of Directors by its Certificate of Incorporation, as amended, said Board of Directors, by unanimous vote at a meeting of the Board of Directors on October 2, 1995, duly authorized and adopted the following resolution providing for the issuance of a series of Preferred Stock, $.01 par value, to be designated "Cumulative Convertible Preferred Stock":

  "RESOLVED, that an issue of a series of Preferred Stock, to consist of 3,500 shares, designated Cumulative Convertible Preferred Stock, $.01 par value, is hereby provided for and the powers, designations, preferences, and rights, and the qualifications, limitations and restrictions thereof are hereby fixed as follows:

  1. Dividend Rate.
     --------------

      (a) Dividends on each share of the Cumulative Convertible Preferred Stock shall accrue from the date of its original issue at a rate of $7.50 per annum per share (the "Rate"). Such dividends shall be cumulative from the date of such original issue and shall be payable, when and as declared by the Board of Directors, out of funds legally available for such purpose, on January 1, April 1, July 1, and October 1, of

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  each year, commencing January 1,1996, (each such date being hereinafter called individually a "Dividend Payment Date" and collectively the "Dividend Payment Dates"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. Each such dividend shall be paid to the holders of record of shares of the Cumulative Convertible Preferred Stock as they appear on the books of the Corporation on such record dates, not exceeding 60 days nor fewer than ten days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Corporation. Dividends in arrears may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation.

      (b) So long as any shares of the Cumulative Convertible Preferred Stock are outstanding, no dividend or distribution (other than a dividend or distribution paid in Common Stock or in any other stock of the Corporation ranking junior to the Cumulative Convertible Preferred Stock) shall be declared or paid or set aside for payment upon the Common Stock or upon any other stock of the Corporation ranking junior to the Cumulative Convertible Preferred Stock, nor shall any Common Stock or any other stock of the Corporation ranking junior to the Cumulative Convertible Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation unless, in each case,

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   the full cumulative dividends required to have been paid to date on all outstanding shares of the Cumulative Convertible Preferred Stock shall have been paid.

      (c) Dividends payable on the Cumulative Convertible Preferred Stock for any full quarterly period shall be computed by dividing the Rate by four. Dividends payable on the Cumulative Convertible Preferred Stock for the initial dividend period or any period less than a full quarterly period shall be computed on the basis of a 365 day year.

  2. Redemption.
     -----------

      (a) The shares of Cumulative Convertible Preferred Stock will not be redeemable, either in whole or in part, prior to October 6, 1998. Such shares may be redeemed thereafter at the redemption price of $100 per share, plus an amount equal to accrued and unpaid dividends thereon (the total sum so payable on any such redemption being herein referred to as the "Redemption Price").

      (b) Upon November 6, 2000, (the "Mandatory Redemption Date") the Corporation shall redeem all outstanding Cumulative Convertible Preferred Stock by paying in cash therefor an amount per share equal to the Redemption Price. The Optional Redemption Date and the Mandatory Redemption Date will collectively be referred to herein as a "redemption date."

      (c) The term "Accrued and Unpaid Dividends" shall mean a sum equal to $7.50 per share per annum from the date from which dividends on the shares of the Cumulative Convertible Preferred Stock accrued to and including the redemption date, less the aggregate amount of all dividends theretofore paid thereon.



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      (d)   In the event the Corporation shall redeem shares of the Cumulative
  Convertible Preferred Stock, notice of such redemption shall be given by registered mail, not less than ten nor more than sixty days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date;
  (ii) the number of shares of the Cumulative Convertible Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (iv) that shares of Cumulative Convertible Preferred Stock called for redemption may be converted at any time before the close of business on the third day before the redemption date; (v) the conversion price: and (vi) that dividends on the shares to be redeemed will cease to accrue on such redemption date. In case of the redemption of only a part of the Cumulative Convertible Preferred Stock at the time outstanding, such redemption shall be made pro rata as nearly as practicable, according to the number of shares then held by the respective holders, with adjustment to the extent practicable to equalize for any prior redemptions, provided that only full shares shall be selected for redemption.

      (e) Upon notice having been mailed as aforesaid, from and after the close of business on the redemption date (unless default shall be made by the Corporation in making payment of the Redemption Price of the shares called for redemption), dividends on the shares of the Cumulative Convertible Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be



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  outstanding, and all rights of the holders thereof as stockholders of the
  Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price aforesaid.

      (f) So long as any shares of Cumulative Convertible Preferred Stock remain outstanding, any shares of the Cumulative Convertible Preferred Stock which shall at any time have been redeemed by the Corporation shall, upon such redemption, be retired and thereafter may not be reissued except as part of a particular series of preferred stock ranking junior to the Cumulative Convertible Preferred Stock.

     (g) Notwithstanding the foregoing provisions of this paragraph 2, unless the full cumulative dividends required to have been paid to date on all outstanding shares of the Cumulative Convertible Preferred Stock shall have been paid no shares of the Cumulative Convertible Preferred Stock shall be redeemed unless all outstanding shares of the Cumulative Convertible Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire any shares of the Cumulative Convertible Preferred Stock.

  3. Conversion.
     -----------

      (a) The holder of any share of the Cumulative Convertible Preferred Stock at his option may at any time (except that if any such share shall have been called for redemption, then, as to such share, such right shall terminate at the close of





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  business on the third day before the date fixed for such redemption, unless default shall be made by the Corporation in the payment of the redemption price of the shares called for redemption) convert such share into a number of fully paid and non-assessable shares of Common Stock determined pursuant to paragraph 3(d). Such right shall be exercised by the surrender of the share so to be converted to the Corporation at any time during normal business hours at the office or agency then maintained by it for payment of dividends on the shares of the Cumulative Convertible Preferred Stock (which may be the Corporation's principal place of business) (the "Payment Office"), accompanied by written notice to the Corporation of such holder's election to convert and (if so required by the Corporation or any conversion agent) by an instrument of transfer, in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or by his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to paragraph 3(i).

      (b) As promptly as practicable after the surrender for conversion of any share of the Cumulative Convertible Preferred Stock in the manner provided in paragraph 3(a) and the payment in cash of any amount required by the provisions of paragraph 3(i), the Corporation will deliver or cause to be delivered at the Payment Office to or upon the written order of the holder of such share, certificates representing the number of full shares of Common Stock issuable upon such conversion, issued in such name or names as such holder may direct in accordance with and subject to the terms and conditions of the Stock Purchase Agreement dated as of October 6, 1995, between the Corporation and the original holders of the





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  Cumulative Convertible Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the share in proper order for conversion, and all rights of the holder of such share as a holder of such share shall cease at such time and the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders thereof at such time and such conversion shall be at the Conversion Price (as defined in paragraph 3(d)) in effect at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares of Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are opened and such conversion shall be at the Conversion Price in effect at such time on such succeeding day.

      If the last day for the exercise of the conversion right shall be other than a day on which the stock transfer books of the Corporation are open, then such conversion right may be exercised on the next succeeding day on which such stock transfer books are opened.

      (c) No adjustments in respect of dividends shall be made upon the conversion of any share of the Cumulative Convertible Preferred Stock; provided, however, that if a share shall be converted subsequent to the record date for any Dividend Payment Date but on or prior to such Dividend Payment Date, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend payable on such share on such Dividend Payment





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  Date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such Dividend Payment Date.

      (d) The initial conversion price ("Conversion Price") shall be $5.00 per share of the Common Stock (equivalent to a conversion rate of 20 shares of Common Stock for each share of the Cumulative Convertible Preferred Stock). The Conversion Price shall be subject to adjustment as follows:

           (i) In case the Corporation shall (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock (whether in shares of Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification (including any reclassification in connection' with a merger or consolidation in which the Corporation is the continuing corporation) of its shares of Common Stock any shares of capital stock of the Corporation, then the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of the Cumulative Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock which such holder would have owned immediately following such action had such share been converted immediately prior thereto. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a



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      subdivision, combination or reclassification.  If, as a result of an adjustment made pursuant to this subparagraph (i), the holder of any share thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Corporation, the Board of Directors or a duly authorized committee thereof (whose determination shall be conclusive) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock. After such allocation, the Conversion Price of each class of capital stock shall thereafter be subject to adjustment in a manner and on terms as nearly equivalent as practicable to those applicable to Common Stock under this paragraph 3.

           (ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the current market price per share (as determined pursuant, to subparagraph (v) below) of the Common Stock on the record date mentioned below, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate Conversion Price of the convertible securities so offered) would




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      purchase at such current market price per share of Common Stock, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible). Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. In case any rights or warrants on account of which any adjustment is required to be made pursuant to this subparagraph (ii) are issued for consideration, the offering price of the shares to be issued upon exercise of any such right or warrant shall be deemed to include such consideration as well as the additional consideration to be received by the Corporation upon the exercise of such right or warrant (determined as provided in subparagraph
      (iv) below). In case any rights or warrrants on account of which any adjustment has been made pursuant to this paragraph (ii) expire without having been exercised, the Conversion Price shall be further adjusted effective immediately after such expiration, so that such Conversion Price shall equal the same Conversion Price as would have obtained had the adjustment which was made upon the issuance of such rights or warrants been made on the basis that the offering of additional shares of Common Stock (or securities convertible into Common Stock) for subscription or purchase related solely to those shares of additional Common Stock (or securities convertible into Common Stock) actually subscribed for or purchased.

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           (iii)   In case the Corporation shall distribute to holders of its
      Common Stock on account of its Common Stock any evidences of its indebtedness or assets (excluding any cash dividends or other cash distributions out of funds legally available therefor, or distributions referred to in subparagraph (i) above) or rights, options or warrants to subscribe for securities of the Corporation (excluding those referred to in subparagraph (ii) above), or any other securities of the Corporation other than Common Stock, then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subparagraph
      (v) below) of the Common Stock on the record date mentioned below less the then fair market value (as determined by the Board of Directors of the Corporation or a duly authorized committee thereof, whose determination shall be conclusive) on such record date of the assets, evidences of indebtedness, options, rights or warrants or other securities applicable to one share of Common Stock, and of which the denominator shall be such current market price per share of Common Stock on such record date. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

           (iv) For purposes of any computation respecting consideration received pursuant to subparagraph (ii) above, the following shall apply:




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              (a)  In the case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deductions be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

              (b) In the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors (irrespective of the accounting treatment thereof), whose determination shall be conclusive; and

              (c) In the case of the issuance of securities convertible into or exchangeable for shares of Common Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such securities plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in subparagraphs
         (a) and (b) of this subsection (iv)).

           (v) For the purpose of any computation under subparagraph (ii) and (iii) above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices of the Common Stock for the 30 most recent consecutive trading days commencing no more than 45 trading days before the day in question. The closing price for each day shall be the closing price on the American Stock Exchange, or, in case no such reported sales take place on such day, the average of the reported closing bid and asked quotations on the American Stock Exchange, or, if the Common Stock is not listed on such Exchange or no such quotations are available, the last sales price in the over-the-counter market reported by the National Association of Securities Dealers Automated Quotations System, or if not reported by such System, the average of the high bid and low asked



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
      quotations in the over-the-counter market as reported by National Quotation Bureau, incorporated, or any similar organization, or if no such quotations are available, the fair market price as determined by the Board of Directors of the Corporation (whose determination shall be conclusive).

           (vi) In any case in which this paragraph 3(d) shall require that an adjustment be made immediately, retroactive to a record date, the Corporation may elect to defer (but only until five business days following the mailing by the Corporation of the notice described in paragraph 3(d)(viii) below) issuing to the holder of any share converted after such record date the excess number of (a) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion (after adjustment) over (b) the shares of Common Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the conversion price prior to adjustment. In any case in which this paragraph 3(d) shall require that an adjustment be made immediately following an expiration date for any warrants or rights issued to all holders of the Corporation's Common Stock, the Corporation may elect to defer (but only until five business days following the mailing by the Corporation of the notice described in paragraph 3(d)(viii) below) issuing to the holder of any share converted after such expiration date all shares of Common Stock and other capital stock of the Corporation issuable upon such conversion.

           (vii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such




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      price; provided, however, that any adjustments which by reason of this subparagraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 3 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

           (viii) Whenever the Conversion Price is adjusted as herein provided, the Corporation shall promptly (a) file at the Payment Office a certificate duly signed by an officer of the Corporation setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment, and (b) mail or cause to be mailed a notice of such adjustment in the Conversion Price to the holders of shares of the Cumulative Convertible Preferred Stock at their last addresses as they shall appear upon the books of the Corporation.

           (ix) The term "Common Stock" shall mean the Corporation's Common Stock, par value $.10, as the same exists at the date of filing of the Certificate of Powers, Designations, Preferences and Rights with respect to the Cumulative Convertible Preferred Stock or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to this paragraph 3(d), the holder of any share thereafter surrendered for conversion shall become entitled to receive




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      any shares of the Corporation other than shares of its Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (i) through (viii) above, and the provisions of paragraphs 3(a) through (c) and paragraphs 3(e) through (k) with respect to the Common Stock shall apply on like or similar terms to any such other shares.

      (e) No fractional shares of stock shall be issued upon the conversion of any share or shares of the Cumulative Convertible Preferred Stock. In lieu of any fractional share which would otherwise be issuable, the Corporation shall adjust such fractional interest by payment to the holder of such surrendered share or shares of an amount in cash equal (computed to the nearest cent) to the current market value of such fractional interest, computed on the basis of the closing price of the Common Stock on the American Stock Exchange on the trading day prior to the date of conversion, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked quotations on the American Stock Exchange, or, if the Common Stock is not listed on such Exchange or no such quotations are available, the last sales price in the over-the-counter market reported by the National Association of Securities Dealers Automated Quotations System, or if not reported by such System, the average of the high bid and low asked quotations in the over-the-counter market as reported by National Quotation Bureau, incorporated, or any similar organization, or if no such quotations are available, the fair market price




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  as determined by the Board of Directors of the Corporation (whose determination shall be conclusive).

      (f)   If any of the following shall occur, namely:

           (i) any consolidation or merger to which the Corporation is a party, other than a consolidation or a merger in which the Corporation is a continuing or surviving Corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a
      result of a subdivision or combination)   in, outstanding shares of the
      Common Stock; or

           (ii) any sale or transfer to another corporation of all or substantially all of the assets of the Corporation;

  then the holder of each share then outstanding shall have the right to convert such share into the kind and amount of shares of stock and/or other securities and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such share immediately prior to such consolidation, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph. The provisions of this paragraph 3(f) shall similarly apply to successive consolidations, mergers, sales or conveyances.

      (g) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the shares of the Preferred Stock, the full number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained




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      herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of any shares of the Cumulative Convertible Preferred Stock by delivery of repurchased shares of Common Stock which are held in the treasury of the Corporation.

           The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares will upon issue be fully paid and nonassessable and not subject to preemptive rights.

           (h) Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Price as so adjusted.

           (i) The issuance of certificates for shares of Common Stock upon conversion shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of record of the share or shares converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable.

           (j) Notwithstanding anything elsewhere contained herein, any funds which at any time shall have been deposited by the Corporation or on its behalf with any paying agent for the purpose of paying dividends on or the redemption price of any



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
      of the shares of the Cumulative Convertible Preferred Stock and which shall not be required for such purposes because of the conversion of such shares, as provided in this paragraph 3, shall, upon delivery to the paying agent of evidence satisfactory to it of such conversion, be repaid to the corporation by the paying agent.

           (k) In case there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then the Corporation shall cause to be filed with any conversion agent, and shall cause to be given to the holders of the shares of the Cumulative Convertible Preferred Stock at least ten days prior to the applicable record date hereinafter specified, a notice of the date on which such dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of any proceedings described in this paragraph 3(k).

  4. Voting.
     -------

    Holders of the Cumulative Convertible Preferred Stock shall not be entitled to vote in respect of their Cumulative Convertible Preferred Stock on any matter submitted to the shareholders of the Corporation.




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
  5. Liquidation Rights.
     -------------------

           (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Cumulative Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking junior to the Cumulative Convertible Preferred Stock in respect of distributions upon liquidation or winding up, the amount of $100 per share, plus a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to the date payment is made available.

           (b) Neither the sale, lease or exchange (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the Corporation nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this paragraph 5.

           (c) After the payment to the holders of the shares of the Cumulative Convertible Preferred Stock of the full preferential amounts provided for in this paragraph 5, the holders of the Cumulative Convertible Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

  6. Ranking
     -------

    With regard to rights to receive distributions upon the dissolution, liquidation or winding-up of the Corporation, the Cumulative Convertible Preferred Stock shall rank prior to the Common Stock or any other class of capital stock of the Corporation. IN WiTNESS WHEREOF, Specialty Chemical Resources, inc. has caused this certificate to be made by its President and Secretary, respectively, this 6th day of October, 1995.


                                           /s/ Edwin M. Roth
                                           ------------------------------------
                                           Edwin M. Roth, President


                                           /s/ Ira C. Kaplan
                                           ------------------------------------
                                           Ira C. Kaplan, Assistant Secretary


[Seal]



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